Exhibit 99.1

ACI Worldwide, Inc.
120 Broadway - Suite 3350
New York, NY 10271	News Release
646.348.6700
FAX 212.479.4000

Investors contact:	Media contact:
Tamar Gerber	Jim Maxwell
Vice President, Investor Relations	Manager, Public Relations
646.348.6706	402.390.8906

ACI Worldwide, Inc. Reports Financial

Results for the Quarter and Year Ended December 31, 2007

OPERATING HIGHLIGHTS

•                  Solid operating free cash flow generation of $21.1 million in the quarter and $52.5 million for the 2007 calendar year, 34% growth over prior calendar year

•                  Backlog rose $39 million on a sequential basis to $1.380 billion; grew $138 million for calendar 2007

•                  Revenue of $101.3 million; 9% growth over prior year; deferred revenue rose $15.5 million a sequential basis to $142.8 million.

	Quarter Ended
	December 31, 2007	Better / (Worse) December 31, 2006	Better / (Worse) December 31, 2006
Operating Free Cash Flow ($Mil)	$21.1	$14.4	215%
60 month Backlog ($Bil)	$1.380	$0.138	11%
Revenues ($Mil)	$101.3	$8.0	9%

(NEW YORK — February 19, 2008) —   ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of software for electronic payment systems, today announced preliminary financial results for the period ending December 31, 2007.  We will hold a conference call on February 19, 2008, at 8.30 a.m. EST to discuss this information.  Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“We are pleased with our December quarterly performance.  All of our operating metrics- sales, operating free cash flow, backlog, revenue and deferred revenue - demonstrated the type of performance we expect from our products and also validated our strategic shift away from selling shorter tenured product and into selling comprehensive multi-product solutions.” Heasley stated, “2007 was a challenging transitional year with legacy issues and, yet, it was extremely gratifying to see the business perform so well in the fourth quarter of the calendar year. I believe that our organic performance and the new IBM alliance will both position ACI to grow strongly in 2008 and beyond.”

Notable new business during the quarter included:

•                  Saudi Arabia: a significant Saudi bank subscribed to Base24-eps/pos, AKDS, ACI Commerce Gateway, Smart Chip Manager, Payments Manager Transaction Warehouse, ACI Web Access services, Simulation Services for Enterprise Testing, Monitoring/Management system.

•                  Thailand: a major Thai bank subscribed to Base 24-atm and card, PRM risk manager, ACI Communication Services, Golden Gate and Vision Plus AO.

•                  EMEA processor: Base 24-atm/pos, Smart Chip Manager, Card Management System, PRM Merchant, Debit, ACI Web Access services.

•                  United Kingdom: ACI Datawise sold to a governmental police authority.

•                  United States: ACI Enterprise Security, Web Access, Retail Commerce Server and ACI Enterprise Banker on Demand were sold to multiple US clients in the quarter ranging from credit unions to commercial banks, and retailers.

•                  17 new customers signed up for 37 products, including new users of Base 24-eps, ACI Enterprise Banker, ACI Retail Commerce Server, Smart Chip Manager and Payments Manager Transaction Warehouse.

•                  19 new applications added to 16 existing customer relationships ranging from ACI Retail Commerce Server to Proactive Risk Manager for Enterprise Services, and Simulation Services for Enterprise Testing.

FINANCIAL SUMMARY

Operating Free Cash Flow

Operating free cash flow for the quarter was $21.1 million compared to $6.7 million for the December 2006 quarter.  On an annual basis, operating free cash flow grew 33% to end the year at $52.5 million versus $39.3 million in calendar 2006. Operating free cash flow for both the quarter and year ended December 2007 includes a net figure of approximately $9.3 million related to the receipt of cash from IBM Corporation exclusive of the amount paid for warrants in ACI shares.

Backlog

As of December 31, 2007, our estimated 60-month backlog was $1.380 billion compared to backlog of $1.341 billion, and $1.242 billion as of September 30, 2007 and December 30, 2006, respectively. The 2007 year-end figure represented a rise of $39 million on a sequential basis and $138 million on a year over year basis.

As of December 31, 2007, our 12-month backlog was $336 million, as compared to $329 million as of September 30, 2007, and $292 million as of December 31, 2006.

As previously disclosed in our Form 10-K for the fiscal year ended September 30, 2007, we have recently completed a comprehensive review of the assumptions used and data required in computing our backlog estimates. The results above reflect the impact of this review on all periods.

Revenues

Revenue was $101.3 million in the quarter ended December 31, 2007, an increase of $8.0 million or 9% over the prior-year period revenue of $93.3 million.  The year over year quarterly  increase was largely attributable to an increase of $5.1 million in license fees received; of which 80% originated in the United Kingdom and Scandinavia with the remainder in the United States. The remaining $2.9 million in revenue increase on a year-over-year quarterly basis was derived from maintenance revenue growth. Sequentially, our deferred revenue increased by $15.5 million to $142.8 million compared to a sequential increase of $1.5 million to $100.9 million in the December 2006 quarter.  The increase reflects the business’ emphasis on selling longer term products and services to both new and existing customers, thereby resulting in lengthier revenue recognition cycles.

Revenue for calendar year 2007 was $374.2 million, an increase of $18.1 million or 5% compared to revenue of $356.1 million in calendar 2006.  The growth in revenue is attributed to $48.0 million in acquisition-related revenue, primarily due to a $38.8 million contribution by P&H Solutions in the Americas in calendar 2007 compared to a P&H Solutions contribution of $7.4 million in calendar 2006.  Organic revenue decreased by $17.8 million due to a reduction in non-recurring fees. Deferred revenue grew 41.7% or $41.9 million on a year over year basis as compared to a 2006 deferred revenue increase of 1% or $0.7 million.  The growth in deferred revenue, much like the quarterly performance of deferred revenue, is a reflection of the fact that we now sell longer term products and services to both new and existing customers which has the effect of prolonging the revenue recognition timeframe.

Operating Expenses

Operating expenses were $98.4 million in the December 2007 quarter compared to $88.3 million in the December 2006 quarter. Organic expenses rose $10.0 million year over year excluding the impact of acquisitions and other non-recurring items.  This is primarily due to increased research and development costs incurred in the Base 24-epsTM and ACI On Demand product lines ($3 million), higher commissions paid as a result of higher sales ($2 million), and timing associated with professional fees ($3 million). Deferred expenses increased $2.9 million from the previous sequential quarter compared to a rise of $2.0 million in the prior year sequential quarter.

Operating expenses for calendar year 2007 were $373.9 million, an increase of $62.0 million, or 20%, compared to expense of $311.9 million in calendar year 2006. The increase in operating expense year over year resulted primarily from $45.2 million of expense related to acquisitions, $5.4 million related to non-recurring employee costs, and $9.2 million related to the historical stock options review and settlement of vested options.  Deferred expense during calendar 2007 increased $5.5 million as compared to deferred expense growth of $0.7 million during calendar 2006.

Other Income and Expense

Other expense in the December 2007 quarter was $1.0 million as compared to $0.9 million in the quarter year over year as a result of a $2.5 million favorable swing in currency translation offset by a $2.5 million FAS 133 non-cash charge which did not occur in the prior year.

On an annual basis, other expense in calendar year 2007 was $6.4 million as compared to other income of $3.7 million in the calendar year 2006. The $10.1 million change in other income/expense on a year over year basis was due to the following factors: an expense of $4.6 million on a FAS 133 non-cash loss on derivative instruments incurred in 2007 versus none in 2006, a $1.4 million change in the impact of currency translation as compared to in the prior year, and an increase of $4.5 million in interest expense on a credit facility as compared to prior year.

Taxes

The tax rate for the quarter was 207% due to losses in low tax jurisdictions for which we received no tax benefit. Furthermore, as mentioned in previous quarters, the company continues to incur a fixed amortization charge of $0.5 million per quarter related to the transfer of intellectual property outside the United States.

Net Income (Loss) and Diluted Earnings Per Share

The Company reported a net loss of $2.0 million for the quarter compared to net income of $2.6 million during the same period last year.  Calendar year 2007 net loss was $13.8 million compared to net income of $42.8 million in calendar 2006.

Earnings per share for the quarter ended December 2007 was ($0.06) per diluted share compared to $0.07 per diluted share during the same period last year. Earnings per share for the year ended December 31, 2007 was ($0.38) as compared to $1.13 in the prior year period ended December 31, 2006.

2008 Guidance

ACI anticipates operating free cash flow (“OFCF”) of approximately $65 million in calendar 2008 versus $52.5 million OFCF achieved in calendar 2007. This number includes approximately $24 million of capital spending and financing anticipated in 2008 versus $9.8 million of capital spending and financing in calendar year 2007. The higher rate of capital spending is influenced by several factors, including investments in facilities, retail and wholesale software optimization as well as the IBM relationship.

Combined revenue and 60-month backlog growth is expected to reach approximately $200 million in 2008 as compared to calendar year 2007 growth of $157 million.

A key factor driving the growth of both of these metrics is an increase in new product and new client sales anticipated for 2008.

-End-

Table 1: Reconciliation of Operating Free Cash Flow	Quarter Ended December 31,
(millions)	2007	2006
Net cash provided by operating activities	$12.1	$(0.6)
One-time items:
Net after-tax cash payments associated with stock option	0.0	1.2
Net after-tax cash payments associated with class action settlement	0.0	5.3
Net after-tax cash payments associated with cancellation of corp. jet lease	0.0	0.0
Net after-tax cash payments associated with P&H	0.0	5.9
Net after-tax cash payments associated with Restructuring and Other Emp. Related Actions	2.7	0.0
Less capital expenditures	(3.9)	(5.1)
Net proceeds, from IBM alliance	9.3	0.0
Operating Free Cash Flow	$21.1	$6.7

	Quarter Ended
	December 31,	September 30,	December 31,
Table 2: Backlog 60- Month (millions)	2007	2007	2006
Americas	$733	$717	$686
EMEA	504	489	431
Asia/Pacific	143	135	125
Backlog 60-Month	$1,380	$1,341	$1,242

Backlog breakout
ACI Organic	$1,367	$1,331	$1,242
Acquisitions	13	10	0
Backlog 60-Month	$1,380	$1,341	$1,242

ACI Organic Deferred Revenue	141	126	101
ACI Organic Other	1,227	1,205	1,142
Acquisition Deferred Revenue	2	1	0
Acquisition Other	11	9	0
Backlog 60-Month	$1,380	$1,341	$1,242

	Quarter Ended
Table 3: Revenues by Channel	December 31,
	2007	2006
Revenues:
United States	$36.0	$34.0
Americas International	13.6	13.2
Americas	$49.6	$47.2
EMEA	43.1	37.5
Asia/Pacific	8.6	8.6
Revenues	$101.3	$93.3

	Quarter Ended
Table 4: Monthly Recurring Revenue	December 31,
(millions)	2007	2006

Monthly license fees	$16.0	$15.2
Maintenance fees	32.2	28.7
Processing Services	8.4	7.6
Monthly Recurring Revenue	$56.6	$51.5

	Quarter Ended
Table 5: Deferred Revenue	December 31,	September 30,	December 31,	September 30,
(millions)	2007	2007	2006	2006

Acquisitions	$2.0	$1.1	$0.0	$0.0
ACI Organic	113.5	96.0	78.5	79.0
Short Term Deferred Revenue	$115.5	$97.0	$78.5	$79.0

Acquisitions	$0.0	$0.0	$0.0	$0.0
ACI Organic	27.3	30.3	22.4	20.4
Long Term Deferred Revenue	$27.3	$30.3	$22.4	$20.4

Total Deferred Revenue	$142.8	$127.3	$100.9	$99.4

	Quarter Ended
Table 6: Deferred Expenses	December 31,	September 30,	December 31,	September 30,
(millions)	2007	2007	2006	2006

Acquisitions	$0.1	$0.1	$0.0	$0.0
ACI Organic	11.3	8.4	5.9	3.9
Total Deferred Expenses	$11.4	$8.5	$5.9	$3.9

Table 7: Organic versus Acquisition Comparisons (millions)	Year over Year Increase/Decrease in Revenue	Year over Year Increase/Decrease in Op. Expenses	Sep-Dec y-o-y Quarterly Movement in Deferred Revenue	Sep-Dec y-o-y Quarterly Movement in Deferred Expense
2006 Quarter	$93.3	$88.3	$1.5	$2.0

Organic	$7.2	$10.0	$13.0	0.9
Acquisitions	0.8	2.5	1.0	(0.0)
Stock Options Prof. Fees	—	(2.6)	—	—
Intangible Amortization	—	(0.2)	—	—
2006 LTIP Reversal	—	(2.1)	—	—
Corporate Jet	—	1.3	—	—
Transaction Pro Fees	—	0.5	—	—
Restructuring	—	0.5	—	—
Other Employee	—	0.2	—	—
Net Change	$8.0	$10.1	$14.0	$0.9

2007 Quarter	$101.3	$98.4	$15.5	$2.9

Table 8: Acquisition Intangibles, Non-cash equity based compensation and non-recurring items (millions)	Quarter Ended December 31,
	2007		2006
Non-recurring items	EPS Impact	$ in Millions	EPS Impact	$ in Millions
Stock options review	$0.00	$0.0	$0.04	$1.7
Restructuring	0.01	0.4	0.00	0.0
Other employee expense	0.00	0.1	0.00	0.0
2006 LTIP Reversal	(0.04)	(1.4)	0.00	0.0
Corporate Jet Lease Termination	0.02	0.8	0.00	0.0
IBM Related Fees	0.01	0.3	0.00	0.0
Non-recurring items	$0.01	$0.2	$0.04	$1.7
Amortization of acquisition-related intangibles	0.05	1.9	0.05	2.1
Non-cash equity-based compensation	(0.00)	(0.0)	0.03	1.1
Total:	$0.06	$2.1	$0.13	$4.9

* Tax Effected at 35%

	Quarter Ended
Table 9: Other Income (Expense)	December 31,	September 30,	December 31,	September 30,
(millions)	2007	2007	2006	2006

Interest Income	$0.8	$1.2	$0.9	$1.7
Interest Expense	(1.3)	(2.2)	(1.4)	(0.1)
FX Gain / Loss	1.9	0.5	(0.6)	(0.2)
SFAS 133	(2.5)	(2.1)	0.0	0.0
Other	0.2	(0.1)	0.3	(0.1)
Total Other Income (Expense)	$(1.0)	$(2.5)	$(0.9)	$1.3

About ACI Worldwide, Inc.

Every second of every day, ACI Worldwide solutions are at work processing electronic payments, managing risk, automating back office systems and providing application infrastructure services.   ACI is a leading international provider of solutions for banking, retail and cross-industry systems.  ACI serves more than 800 customers in 84 countries including many of the world’s largest financial institutions, retailers and payment processors.  Visit ACI Worldwide at www.aciworldwide.com.

Non GAAP Financial Measures

This press release includes operating free cash flow and backlog estimates. ACI is presenting these non-GAAP guidance measures to provide more transparency to its earnings, focusing on operations before selected non-cash items, operating free cash flow and backlog.

ACI is presenting operating free cash flow, which is defined by our net cash provided by operating activities, adjusted for one-time items, minus capital expenditures. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities.   Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G.  We define operating free cash flow as net cash provided (used) by operating activities, excluding cash payments associated with the cash settlement of stock options, cash payments associated with one-time employee related actions, less capital expenditures and plus or minus Net Proceeds from IBM.  We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities.  Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities.  A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures.  Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, loss from operations and net loss per share calculated in accordance with GAAP.  We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period.  We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G.  Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•                  Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•                  License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•                  Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•                  Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•                  Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences.  Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods.  Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

This presentation contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “ will,” “expects,” “anticipates”,  “looks forward to,” and words and phrases of similar impact.

The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this presentation include, but are not limited to, statements regarding the:

•                  The strength of, or improvement in, future sales results;

•                  Retention of customers;

•                  Sales and financial expectations in various geographies, including expectations that we are gaining traction in Latin America, have momentum in France, Spain and Italy, and will win new customers in Asia;

•                  2008 sales outlook, including expansion in various countries, sales into new accounts and sales of new applications, and leveraging of wholesale payments products;

•                  Expected impacts and benefits of the IBM alliance;

•                  2008 outlook relating to technical headcount investment, aggression in product life cycle management, wholesale payment hub opportunity, solutions and integration focus, implementation and services margin improvement, and harvesting backlog;

•                  Expectations that transactions that were expected to close in the second half of 2007 will close in the first half of 2008;

•      Expectations for 2008 operating free cash flow and combined revenue and backlog growth;

•                  Expectations regarding sales growth, sales mix, revenues, backlog, operating free cash flow, expenses, effective tax rate and number of shares outstanding; and

•                  2009 - 2011 outlook, including revenue and backlog growth, operating free cash flow growth and operating margins.

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements after the date of this presentation.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on May 11, 2007, the Company’s Form 10-Q filed on June 29, 2007, the Company’s Form 10-Q filed on August 10, 2007, the Company’s Form 10-Q filed on September 25, 2007 and  the Company’s Form 10-K filed on January 30, 2008, specifically the section entitled “Factors That May Affect the Company’s Future Results or the Market Price of the Company’s Common Stock.”

The risks identified in the Company’s filings with the Securities and Exchange Commission include:

•                  Risks associated with the restatement of the Company’s financial statements;

•                  Risks associated with the Company’s performance which could be materially adversely affected by a general economic downturn or  lessening demand in the software sector;

•                  Risks associated with the complexity of the Company’s software products;

•                  Risks inherent in making an estimate of the Company’s backlogs which may not be accurate and may not generate the predicted revenue;

•                  Risks associated with tax positions taken by the Company which require substantial judgment and with which taxing authorities may not agree;

•                  Risks associated with consolidation in the financial services industry which may adversely impact the number of customers and the Company’s revenues in the future;

•                  Risks associated with the Company’s stock price which may be volatile;

•                  Risks associated with conducting international operations;

•                  Risks regarding the Company’s newly introduced BASE24-eps product which may prove to be unsuccessful in the marketplace;

•                  Risks associated with the Company’s future profitability which depends on demand for its products; lower demand in the future could adversely affect the Company’s business;

•                  Risks associated with the Company’s software products which may contain undetected errors or other defects, which could damage its reputation with customers, decrease profitability, and expose the Company to liability;

•                  Risks associated with the IBM alliance, our or IBM’s ability to perform under the terms of that alliance and customer receptiveness to the alliance

•                  Risks associated with future acquisitions and investments which could materially adversely affect the Company;

•                  Risks associated with the Company’s ability to protect its intellectual property and technology and that the Company may be subject to increasing litigation over its intellectual property rights;

•                  Risks associated with litigation that could materially adversely affect the Company’s business financial condition and/or results of operations;

•                  Risks associated with new accounting standards or revised interpretations or guidance regarding existing standards;

•                  Risks associated with the Company’s offshore software development activities, which may put its intellectual property at risk;

•                  Risks associated with security breaches or computer viruses, which could disrupt delivery of services and damage the Company’s reputation;

•                  Risks associated with the Company’s customers who are subject to a regulatory environment and industry standards that may change and reduce the number of transactions in which the customers engage;

•                  Risks associated with the Company’s ability to comply with privacy regulations imposed on providers of services to financial institutions;

•                  Risks associated with system failures, which could delay the provision of products and services and damage the Company’s reputation with its customers;

•                  Risks associated with the Company’s restructuring plan, which may not achieve expected efficiencies; and

•                  Risks associated with material weaknesses in the Company’s internal control over financial reporting.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	December 31,	September 30,	December 31,	September 30,
	2007	2007	2006	2006

ASSETS
Current assets
Cash and cash equivalents	$97,011	$60,794	$89,900	$110,148
Billed receivables, net of allowances of $1,758 and $2,041	87,932	70,384	65,402	72,439
Accrued receivables	11,132	11,955	13,593	14,443
Deferred income taxes, net	5,374	7,088	2,441	9,410
Recoverable income taxes	6,033	3,852	—	3,791
Prepaid expenses	9,803	10,572	8,010	8,389
Other current assets	8,399	7,233	12,353	10,690
Total current assets	225,684	171,878	191,699	229,310

Property, plant and equipment, net	19,503	19,356	18,899	14,306
Software, net	31,430	31,764	32,990	34,294
Goodwill	206,770	205,715	193,927	191,518
Other intangible assets, net	38,088	39,685	41,338	42,435
Deferred income taxes, net	31,283	24,315	17,517	13,721
Other assets	17,700	14,028	13,106	13,781
TOTAL ASSETS	$570,458	$506,741	$509,476	$539,365

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$16,351	$14,677	$12,465	$15,090
Accrued employee compensation	22,659	22,625	17,242	30,089
Deferred revenue	115,519	97,042	78,497	78,996
Income taxes payable	—	2,251	—	5,579
Accrued settlement for class action litigation	—	—	—	8,450
Accrued and other current liabilities	32,323	17,925	16,737	23,174
Total current liabilities	186,852	154,520	124,941	161,378

Deferred revenue	27,253	30,280	22,414	20,380
Note payable under credit facility	75,000	75,000	75,000	75,000
Deferred income taxes, net	3,245	3,265	—	1,427
Other noncurrent liabilities	37,069	18,664	16,755	13,968
Total liabilities	329,419	281,729	239,110	272,153

Commitments and contingencies

Stockholders’ equity
Preferred Stock	—	—	—	—
Common Stock	204	204	204	204
Common stock warrants	24,003	—	—	—
Treasury Stock	(140,320)	(140,340)	(97,768)	(94,313)
Additional paid-in capital	311,108	312,642	309,086	307,553
Retained earnings	47,886	53,226	64,978	62,357
Accumulated other comprehensive loss	(1,842)	(720)	(6,134)	(8,589)
Total stockholders’ equity	241,039	225,012	270,366	267,212
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$570,458	$506,741	$509,476	$539,365

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,
	2007	2006

Revenues:
Software license fees	$46,266	$41,185
Maintenance fees	32,167	28,729
Services	22,849	23,375
Total revenues	$101,282	93,289

Expenses:
Cost of software license fees	10,214	10,211
Cost of maintenance and services	24,689	24,147
Research and development	16,411	11,985
Selling and marketing	20,673	18,150
General and administrative	26,443	23,831
Total expenses	98,430	88,324

Operating income	2,852	4,965

Other income (expense):
Interest income	763	885
Interest expense	(1,389)	(1,460)
Other, net	(334)	(293)
Total other income (expense)	(960)	(868)

Income before income taxes	1,892	4,097
Income tax expense (benefit)	3,908	1,476
Net income (loss)	$(2,016)	$2,621

Earnings per share information
Weighted average shares outstanding
Basic	35,700	37,369
Diluted	35,700	38,237

Earnings per share
Basic	$(0.06)	$0.07
Diluted	$(0.06)	$0.07

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	Three Months Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(2,016)	$2,621
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Depreciation	1,496	1,379
Amortization	3,724	3,499
Tax expense of intellectual property shift	591	478
Amortization of debt financing costs	84	84
Gain on transfer of assets under contractual obligations	(386)	(404)
Loss on disposal of assets	17	54
Change in fair value of interest rate swaps	2,475	—
Deferred income taxes	(741)	1,658
Stock-based compensation expense (recovery)	(5)	1,748
Tax benefit of stock options exercised and cash settled	97	121
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	(17,552)	9,564
Other current assets	(384)	(247)
Other assets	(702)	121
Accounts payable	2,799	(2,733)
Accrued employee compensation	(73)	(13,145)
Accrued liabilities	3,982	2,574
Payment of class action litigation settlement	—	(8,450)
Current income taxes	2,443	(1,788)
Deferred revenue	16,171	(54)
Other current and noncurrent liabilities	103	2,309
Net cash flows from operating activities	12,123	(611)

Cash flows from investing activities:
Purchases of property and equipment	(2,227)	(4,648)
Purchases of software and distribution rights	(1,658)	(431)
Purchases of marketable securities	—	(2,500)
Proceeds from transfer of assets under contractual arrangement	500	500
Acquisition of businesses, net of cash acquired	(47)	(6,757)
Proceeds from alliance agreement, net of common stock warrants	9,330	—
Net cash flows from investing activities	5,898	(13,836)

Cash flows from financing activities:
Proceeds from issuance of common stock	279	—
Proceeds from issuance of common stock warrants	24,003
Payments for cash settlement of stock options	—	(285)
Proceeds from exercises of stock options	610	25
Excess tax benefit of stock options exercised	109	17
Purchases of common stock	(3,994)	(4,353)
Payments on debt and capital leases	(625)	(1,489)
Net cash flows from financing activities	20,382	(6,085)

Effect of exchange rate fluctuations on cash	(2,186)	284
Net increase (decrease) in cash and cash equivalents	36,217	(20,248)
Cash and cash equivalents, beginning of period	60,794	110,148
Cash and cash equivalents, end of period	$97,011	$89,900